                                                                      EXHIBIT 12
                        STOCKHOLDER AND OPTION AGREEMENT
                        --------------------------------


     THIS STOCKHOLDER AND OPTION AGREEMENT (this "Agreement") dated as of April 26, 1999, is entered into between Sprint Corporation, a Kansas corporation ("Sprint"), and various funds controlled by Tudor Investment Corporation, a _________ corporation (see page 8) ("Stockholder"), with respect to the shares of common stock, par value $.01 per share (the "Company Common Stock"), of People's Choice TV Corp., a Delaware corporation (the "Company"), owned by Stockholder.

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, as of the date hereof, the Stockholder beneficially owns and has the power to vote 670,000 shares of Company Common Stock (including any and all rights attached thereto to acquire shares of stock of the Company if the Company adopts a stockholders' rights plan, and any other rights associated therewith, the "Option Shares"); and

     WHEREAS, Sprint desires to enter into this Agreement in connection with its efforts to consummate an acquisition of the Company.

     NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

     57.  Certain Covenants.
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          57.1  Lock-Up.  Stockholder hereby covenants and agrees during the
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term of this Agreement that (a) except as consented to in writing by Sprint in its sole discretion, Stockholder will not sell, transfer, assign, pledge, hypothecate, tender or otherwise dispose of or limit its right to vote in any manner any of the Option Shares, or agree to do any of the foregoing, and (b) Stockholder will not take any action which would have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

          57.2  Irrevocable Proxy.  Stockholder has revoked or terminated any
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proxies, voting agreements or similar arrangements previously given or entered into with respect to the Option Shares and hereby irrevocably appoints Sprint, during the term of this Agreement, as proxy for Stockholder to vote (or refrain from voting) in any manner as Sprint, in its sole discretion, may see fit, all of the Option Shares for Stockholder and in Stockholder's name, place and stead, at any annual, special or other meeting or action of the stockholders of the Company, as applicable, or at any adjournment thereof or pursuant to any consent of the stockholders of the Company, in lieu of a meeting or otherwise, with respect to any issue brought before the stockholders of the Company, other than with respect to the election of directors of the Company, for which the stockholders of the Company are entitled to vote.

          57.3  Public Announcement.  Stockholder shall consult with Sprint
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before issuing any
press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of Sprint, except as may be required by law.

          57.4  Stop Transfer Instruction.   Promptly following the date hereof,
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Stockholder and Sprint shall deliver joint written instructions to the Company and to the Company's transfer agent stating that the Option Shares may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of in any manner without the prior written consent of Sprint or except in accordance with the terms and conditions of this Agreement.

          57.5  HSR Filing.  Promptly following the date hereof, Sprint will
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make all filings with and give all notices to governmental or regulatory authorities required of Sprint pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), in connection with consummating the transactions contemplated by this Agreement. Sprint will use all commercially reasonable efforts to obtain early termination of all applicable waiting periods under the HSR Act.

     58.  Grant of Option.
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          2.1  Option.  Upon the terms and subject to the conditions of this
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Agreement, Stockholder hereby grants to Sprint or Sprint's designee an irrevocable option (the "Option") to purchase the Option Shares. Upon exercise of the Option and purchase of the Option Shares, Sprint shall not assume any liabilities or obligations (if any) of Stockholder related to or in connection with such Option Shares and arising prior to the Option Closing Date (as defined hereinafter).

          2.2  Option Price.  The purchase price payable by Sprint or its
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designee at the Option Closing (as hereinafter defined) for the Option Shares shall be an amount equal to $10.00 per Option Share (the "Option Price"); provided, however, if prior to the Option Closing, Sprint shall purchase any
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shares of the Company Common Stock, or make a tender offer for shares of the Company Common Stock, for an amount per share in excess of the Option Price or amend the merger agreement with the Company to increase the per share consideration in an amount per share in excess of the Option Price or (in either case, the "Excess Amount"), then the amount per Option Share to be paid by Sprint shall equal the sum of the Option Price plus the Excess Amount. If following the Option Closing, Sprint shall purchase any shares of the Company Common Stock, or make a tender offer for shares of the Company Common Stock, for an amount per share, or amend the merger agreement with the Company to increase the per share consideration in an amount per share, in excess of the sum of the Option Price plus, if applicable, the Excess Amount plus any other amount previously remitted pursuant to this Section 2.2 (the "Subsequent Excess Amount"), then Sprint shall forthwith remit to Stockholder an amount equal to the Subsequent Excess Amount for each Option Share purchased at the Option Closing. References in this Section 2.2 to the purchase of shares of Company Common Stock shall include such purchases pursuant to a merger agreement with the Company.

          2.3  Exercise.
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          (a) Sprint or its designee shall be entitled to exercise the Option by giving written notice to Stockholder. Such notice shall specify a date (not earlier than one business day or later than three business days from the date such notice is delivered to Stockholder) and place for closing of the exercise of the Option (the "Option Closing"). Upon delivery of notice exercising the Option, the Option shall be deemed to have been exercised by Sprint or its designee irrespective of the actual date of the Option Closing (the actual date of the Option Closing is referred to hereinafter as the "Option Closing Date"). At the Option Closing, Sprint or its designee will deliver to Stockholder the Option Price (as adjusted pursuant to Section 2.2, if necessary) with respect to the Option Shares, by wire transfer of immediately available funds to an account designated in writing by Stockholder prior to the Option Closing Date.

          (b) Upon payment of the Option Price as provided in Section 2.3 hereof, the Stockholder shall deliver to Sprint or its designee at the Option Closing, (i) the certificates representing the Option Shares duly endorsed in blank for transfer, or accompanied by duly executed stock powers in blank, in each case with signatures guaranteed by a national bank or trust company or a member firm of the New York Stock Exchange, Inc. and (ii) all such other agreements, endorsements, assignments and other instruments as are necessary or desirable, in Sprint's sole and absolute discretion, to vest in Sprint or its designee good and marketable title to such Option Shares or to evidence of record the sale and assignment of such Option Shares to Sprint or its designee.

          2.4  Option Expiration/Put Right.  Except as provided below, the
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Option shall terminate and expire 10 days after the transactions contemplated by this Agreement receive approval required by the HSR Act, including early termination or lapse of the HSR Act waiting period ("HSR Approval"), if the Option has not been exercised by Sprint or its designee on or before such date (the "Expiration Date"). If the Option has not been exercised by Sprint on or before the Expiration Date, Stockholder shall have the right at such time, and for a period of 30 days thereafter, to deliver a written notice to Sprint (the "Stockholder Notice") requiring that Sprint or its designee purchase the Option Shares at the Option Price, as adjusted (if necessary), including payment of any Excess Amount or Subsequent Excess Amount that would be payable if Sprint exercised the Option, in accordance with Section 2.2 hereof (the "Put Right"). Upon the exercise by Stockholder of the Put Right, the parties hereto shall consummate the purchase and sale of the Option Shares in accordance with Section
2.3 hereof.

     59.  Representations and Warranties of Stockholder.  Stockholder hereby
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represents and warrants to Sprint, as of the date hereof and as of the Closing Date, as follows:

          3.1  Ownership.  Stockholder has good and marketable title to, and is
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the sole legal and beneficial owner of the Option Shares, in each case free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever. At the Option Closing, Stockholder will transfer and convey to Sprint or its designee good and marketable title to the Option Shares, free and clear of all liabilities, claims, liens, options, proxies, charges, participations and encumbrances of any kind or character whatsoever created by or arising through Stockholder.

          3.2  Authorization.  Stockholder has all requisite power and authority
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to execute and deliver this Agreement and to consummate the transactions contemplated hereby and has sole voting power and sole power of disposition, with respect to all of the Option Shares owned by Stockholder with no restrictions on its voting rights or rights of disposition pertaining thereto. Stockholder has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.

          3.3  Stockholder Has Adequate Information.  Stockholder is a
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sophisticated seller with respect to the Option Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Option Shares and has independently and without reliance upon Sprint and based on such information as Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Stockholder acknowledges that Sprint has not made and does not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Stockholder acknowledges that the sale of the Option Shares by Stockholder to Sprint is irrevocable, and that Stockholder shall have no recourse to the Option Shares or Sprint, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

          3.4  Sprint's Excluded Information.  Stockholder acknowledges and
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confirms that (a) Sprint may possess or hereafter come into possession of certain non-public information concerning the Option Shares and the Company which is not known to Stockholder and which may be material to Stockholder's decision to sell the Option Shares ("Sprint's Excluded Information"), (b) Stockholder has requested not to receive Sprint's Excluded Information and has determined to sell the Option Shares notwithstanding its lack of knowledge of Sprint's Excluded Information, and (c) Sprint shall have no liability or obligation to Stockholder in connection with, and Stockholder hereby waives and releases Sprint from, any claims which Stockholder or its successors and assigns may have against Sprint (whether pursuant to applicable Option Shares, laws or otherwise) with respect to the non-disclosure of Sprint's Excluded Information; provided, however, nothing contained in this Section 3.4 shall limit
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Stockholder's right to rely upon the express representations and warranties made by Sprint in this Agreement, or Stockholder's remedies in respect of breaches of any such representations and warranties.

     60.  Survival of Representations and Warranties.  The respective
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representations and warranties of Stockholder and Sprint contained herein shall not be deemed waived or otherwise affected by any investigation made by the other party hereto, and each representation and warranty contained herein shall survive the closing of the transactions contemplated hereby until the expiration of the applicable statute of limitations, including extensions thereof.

     61.  Specific Performance.  Stockholder acknowledges that Sprint will be
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irreparably
harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder which are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies which may be available to Sprint upon the breach by Stockholder of such covenants and agreements, Sprint shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

     62.  Miscellaneous.
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          62.1  Binding Effect.  This Agreement shall be binding upon and inure
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to the benefit of and be enforceable by the parties hereto and their respective representatives and permitted successors and assigns.

          62.2  Entire Agreement.  This Agreement contains the entire
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understanding of the parties and supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties hereto.

          62.3  Headings.  The headings contained in this Agreement are for
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reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Time is of the essence with respect to all provisions of this Agreement.

          62.4  Assignment.  This Agreement may not be transferred or assigned
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by Stockholder but may be assigned by Sprint to any of its affiliates or to any successor to its business and will be binding upon and inure to the benefit of any such affiliate or successor.

          62.5  Counterparts.  This Agreement may be executed in one or more
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counterparts, each of which shall be an original, but each of which together shall constitute one and the same Agreement.

          62.6  Notices.  All notices, requests, claims, demands and other
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communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by delivery, telegram or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any national courier service, provided that any notice delivered as herein provided shall also be delivered by telecopy at the time of such delivery. All communications hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

          (a)  If to Sprint:  Sprint Corporation
                              2330 Shawnee Mission Parkway
                              Westwood, Kansas  66205
                              Attention:  Corporate Secretary
                              Telecopy:  (913) 624-2256
            with a copy to:   King & Spalding
                              191 Peachtree Street
                              Atlanta, Georgia 30303-1763
                              Attention:  Bruce N. Hawthorne, Esq.
                              Telecopy:  (404) 572-5146

          (b)  If to
               Stockholder:   Tudor Investment Corp.
                              _____________________________
                              _____________________________
                              Attention: __________________
                              Telecopy: (___) _____________

            with a copy to:   _____________________________
                              _____________________________
                              _____________________________
                              Attention: __________________
                              Telecopy: (___) _____________

          62.7  Governing Law.  This Agreement shall be governed by and
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construed and enforced in accordance with the laws of the State of New York, without regard to its principles of conflicts of laws.

          62.8  Enforceability.  The invalidity or unenforceability of any
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provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          62.9  Further Assurances.  From time to time at or after the Option
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Closing, at Sprint's request and without further consideration, Stockholder shall execute and deliver to Sprint such documents and take such action as Sprint may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Sprint good, valid and marketable title to the Option Shares, including, but not limited to, using its best efforts to cause the appropriate transfer agent or registrar to transfer of record the Option Shares.

     IN WITNESS WHEREOF, Sprint and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.


                                        SPRINT CORPORATION


                                        By: /s/ Theodore Schell
                                            ---------------------------
                                        Name: _________________________
                                        Title: ________________________



                                        TUDOR INVESTMENT CORP.


                                        By: /s/ James J. Palotta
                                            ---------------------------
                                        Name: James J. Palotta
                                              -------------------------
                                        Title: Managing Director
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     Stockholders                            Shares Held
     ------------                            -----------

Tudor BVI Futures, Ltd.                        168,100

Raptor Global Fund, L.P.                        88,100

Raptor Global Fund, Ltd.                       332,800

Tudor Proprietary Trading, L.L.C.               41,400

The Upper Mill Capital Appreciation            670,000
  Fund Ltd.












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